Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements Nos. 333-254939, 333-263273, 333-269960, 333-277275, 333-285169, 333-293659, and 333-295757 on Form S-8 of Coursera, Inc. of our reports dated February 19, 2026, relating to the consolidated financial statements of Udemy, Inc. and the effectiveness of Udemy, Inc.’s internal control over financial reporting, which reports are incorporated by reference in this Current Report on Form 8-K/A of Coursera, Inc. dated June 23, 2026.

/s/ DELOITTE & TOUCHE LLP
San Francisco, California
June 23, 2026